UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    August 7, 2008

  Terra Systems, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-31483	87-0476073
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File number)	Identification No.)
Incorporation)

7001 S 900 E Ste 260
Midvale, Utah	84070
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 208-1289

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Pursuant to Rule 12g-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Terra Systems, Inc. (the “Company”) filed on August 11, 2008 a Form 15 to suspend the Company’s duty to file any reports required under Section 13(a) of the Exchange Act.  Termination of the registration of the Company’s shares of common stock under Section 12(g) of the Exchange Act shall take effect upon the earlier of (i) ninety (90) days from the date of the filing of the Form 15 or (ii) such shorter period as the Securities and Exchange Commission (“SEC”) may determine.

The suspension of the Company’s reporting obligations is necessary because the Company’s current board of directors determined on August 7, 2008, that the Company’s shares of common stock were no longer validly registered with the SEC.  On July 11, 2001, the Utah Division of Corporations and Commercial Code administratively dissolved the original registrant corporation (“Terra 1”).  On September 29, 2003, the then-current management of Terra 1 attempted to reincorporate Terra 1 by filing the Company’s articles of incorporation, which included a reincorporation provision.  Despite the reincorporation provision contained in the Company’s articles of incorporation, under Utah law the Company is considered a distinct corporation, separate and apart from Terra 1.   As part of the Company’s incorporation, the Company’s then-current board of directors assigned all of Terra 1’s assets and liabilities to the Company and, in exchange, deemed each outstanding share of Terra 1 to be a valid and outstanding share of the Company.    However, such claim relating to the validity of the Terra 1 shares likely would be invalid under Utah law.  Further, the shares of the Company appear not to have been distributed to shareholders of Terra 1, and thus it is likely that both Terra 1 and the Company have outstanding shares.  The Company’s current board of directors believes that each Terra 1 share, and shares issued between the dissolution date of Terra 1 up to the reincorporation date of the Company represents, in substance, a claim for one share of the Company. Additionally, the Company’s current board of directors has determined that following the transfer of Terra 1’s assets and liabilities to the Company, the Company’s shares were never subsequently registered under the Securities Act of 1933, as amended, or the Exchange Act.   In light of the separate corporate identities of the two entities, the Company’s board of directors and management believe that it is necessary and in the best interest of the Company to suspend the Company’s reporting obligations with the SEC.

By suspending the Company’s duty to file reports with the SEC, the Company plans to focus its efforts and resources on advancing the development of the Company’s Pneumatic Accelerator System (“PAS”) and the associated Hiawatha coal recovery project.  Once the Company has confirmed that PAS is a viable technology, the Company will then focus its attention on resolving its incorporation issues with the Utah Division of Corporations and Commercial Code and its registration issues with the SEC.   The Company is unable to estimate when, and if, it will be able to divert its limited resources from advancing the business of the Company, including efforts related to the Hiawatha coal recovery project, to the issues surrounding its incorporation and registration or whether its shares of common stock will become publicly tradable again.

As a result of the Form 15 filing, the Over the Counter Bulletin Board will automatically delist the Company’s common stock.  Thereafter, there may be limited trading in the Company’s common stock on the Pink Sheets® quotation service, although no assurances can be given that any market will exist. Rule 15c2-11 under the Exchange Act requires brokers to obtain certain information and assess its reliability before publishing quotations for securities that are not registered under the Exchange Act.  The Company has made no commitment to continue to disclose to the public any specific types of financial or other information, and any information that it does make available to the public may not include all of the information that a broker would need to have available in order to publish quotations of the Company’s common stock under Rule 15c2-11.  Accordingly, quotations for the Company’s common stock in the Pink Sheets may cease to be published if brokers determine that the available information about the Company is no longer current.  In that case, there would be no public market for the Company’s common stock, and stockholders may be unable to sell shares of the Company’s common stock.

Item 1.01          Material Contract

On July 30, 2008, the Company entered into a coal sale transaction with Standard Industries, which is anticipated to generate a net margin of $120,000.  The coal was selectively recovered from waste coal stockpiles located in Carbon County, Utah.  Management is currently negotiating contractual rights to these same stockpiles.  Upon conclusion of these negotiations, the Company expects to begin excavating, processing and upgrading coal from these waste stockpiles.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As of August 11, 2008, the Company has realigned corporate responsibilities.  Clayton Timothy has been reassigned from CEO of the Company to focus on operations related to coal recovery and coking projects.  Mr. Timothy’s new title will be Director of Coal and Coke Operations.  George Ford has been reassigned from President of the Company to Director of Product Development where he will work on the technical aspects of the coal recovery and clean coke projects. The Company currently intends to hold the positions of CEO and President vacant.  In the interim, Mr. Reynold Roeder, Executive Chairman, and Mr. Daniel Breene, Chief Financial Officer, will provide these functions to the Company.

Item 8.01         Other Events

The information contained in Item 3.01 is hereby incorporated by reference in this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Terra Systems, Inc.
(Registrant)

Date August 11, 2008	By:	/s ______________________________
Reynold Roeder
Executive Chairman